OPPENHEIMER QUEST VALUE FUND, INC.

                            ARTICLES SUPPLEMENTARY



      Oppenheimer Quest Value Fund, Inc., an open-end investment company registered under the Investment Company Act of 1940, as amended, organized as a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


      FIRST: Pursuant to Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors of the Corporation has increased the total number of shares of Common Stock which the Corporation shall be authorized to issue to one hundred and twenty-five million (125,000,000) shares, aggregate par value $125,000,000, each said share having a par value of one dollar ($1.00) per share .

      SECOND: Prior to the date hereof, the charter of the Corporation provided in Article FIFTH, Paragraph 5.1.1 thereof, that the total number of shares of stock which the Corporation has authority to issue is one hundred million (100,000,000) shares of capital stock, aggregate par value $100,000,000, with each said share having a par value of one dollar ($1.00) per share. As increased, the total number of shares of stock which the Corporation has authority to issue is one hundred and twenty-five million (125,000,000) shares of capital stock, aggregate par value $125,000,000, with each said share having a par value of one dollar ($1.00) per share. The aggregate par value of all shares is $100,000,000 before the increase and $125,000,000 as increased.

      THIRD: As a result of these Articles Supplementary, the authorized capital stock of the Corporation shall be 125,000,000 shares which has previously been divided into four classes of common stock, designated "Class A," "Class B," "Class C" and "Class Y". After giving effect to the increase effected hereby, each class shall consist until further changed, of the lesser of (x) 125,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock less the total number of shares of all other classes of Common Stock then issued and outstanding.

      FOURTH: These Articles Supplementary of the Corporation have been duly authorized and approved by the Board of Directors of the Corporation. The
Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

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IN WITNESS  WHEREOF,  Oppenheimer  Quest Value  Fund,  Inc.  has caused  these presents to be executed by its Secretary and witnessed by its Assistant Secretary on this ___ day of August, 1999.

WITNESS:                            OPPENHEIMER QUEST VALUE FUND, INC.


/s/ Robert G. Zack                  /s/ Andrew J. Donohue
By:                                                               By:

       Robert G. Zack, Assistant Secretary                  Andrew          J.
Donohue, Secretary


      THE UNDERSIGNED, Secretary of Oppenheimer Quest Value Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          /s/ Andrew J. Donohue
                                          By:

                                              Andrew J. Donohue, Secretary

Orgzn/QUESTsupp.899